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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in (a) the Registration Statement on Form S-8 (No. 333-60787) of Surge Components, Inc. (the "Company") pertaining to the Company's 1995 Stock Option Plan and (b) the Registration Statement on Form S-3 (No. 333-63371) of the Company pertaining to 453,313 shares of the common stock, par value $.001 per share, of the Company and 300,000 Redeemable Class A Common Stock Purchase Warrants of the Company of our report, dated February 4, 2000, with respect to our audit of the financial statements of the Company, included in the Company's Annual Report on Form 10-KSB for the year ended November 30, 2000, filed with the Securities and Exchange Commission.

Seligson & Giannattasio, LLP

New York, New York
March 15, 2000